SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            CENTURA BANKS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                              (Centure Banks, Inc. logo)
March 12, 1997

Dear Shareholder:

     The 1997 Annual Meeting of Shareholders will be held at 11:00 a.m. on Wednesday, April 16, 1997, in the Auditorium of Edgecombe Community College, 225 Tarboro Street, Rocky Mount, North Carolina. The meeting agenda is described in the attached Notice of Annual Meeting and Proxy Statement.

     If you are a shareholder of record, we urge you to send in your proxy promptly for the Annual Meeting, whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. See the attached Proxy Statement for further information regarding your rights to vote your proxy.

     Centura's audited financial statements and other required disclosures are presented in the 1996 Annual Report on Form 10-K, a copy of which accompanies the Proxy Statement. Centura's 1996 Annual Report to shareholders was mailed to you in February.

     We would like to welcome as shareholders those persons who purchased Centura's stock during 1996.

                                      Sincerely,
                                      /s/ Cecil W. Sewell, Jr.
                                      CECIL W. SEWELL, JR.
                                      CHAIRMAN OF THE BOARD AND
                                      CHIEF EXECUTIVE OFFICER

                 YOUR PROXY IS IMPORTANT...PLEASE VOTE PROMPTLY

                          (Centura Banks, Inc. logo)

                            134 NORTH CHURCH STREET
                       ROCKY MOUNT, NORTH CAROLINA 27804

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 16, 1997

     Notice is hereby given that the annual meeting of the shareholders of Centura Banks, Inc. will be held in the Auditorium of Edgecombe Community College, 225 Tarboro Street, Rocky Mount, North Carolina, on Wednesday, April 16, 1997, at 11:00 a.m. for the following purposes:

          1. To elect nine Class I directors for terms of three years, and one Class II director for a term of one year;

          2. To act on a proposal to amend the Centura Banks, Inc. Omnibus Equity Compensation Plan to add an individual participant limit on the amount of certain awards available under the plan; and

          3. To act upon such other matters as may properly come before said meeting and any adjournment thereof.

     Only shareholders of record at the close of business on February 28, 1997, will be entitled to notice of and to vote at the annual meeting.

                                      /s/ Cecil W. Sewell, Jr.
                                      CECIL W. SEWELL, JR.
                                      CHAIRMAN OF THE BOARD AND
                                      CHIEF EXECUTIVE OFFICER

March 12, 1997

     YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. YOU ARE REQUESTED TO FILL IN, DATE, SIGN, AND RETURN THE PROXY SUBMITTED HEREWITH IN THE ENCLOSED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                              CENTURA BANKS, INC.
                            134 NORTH CHURCH STREET
                       ROCKY MOUNT, NORTH CAROLINA 27804
                                PROXY STATEMENT

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                 APRIL 16, 1997

     This proxy statement is furnished to all shareholders in connection with the solicitation by the Board of Directors of Centura Banks, Inc. ("Centura") of proxies to be used at the annual meeting of shareholders to be held in the Auditorium of Edgecombe Community College, 225 Tarboro Street, Rocky Mount, North Carolina, at 11:00 a.m. on April 16, 1997, and at all adjournments thereof (the "Annual Meeting").

     The matters to be considered and voted upon at the Annual Meeting will be:
(1) election of nine Class I directors for terms of three years and one Class II director for a term of one year; (2) action on a proposal to amend the Centura Banks, Inc. Omnibus Equity Compensation Plan (the "Omnibus Plan") to add an individual participant limit on the amount of certain awards available under the Omnibus Plan; and (3) action upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

     This proxy statement and the accompanying proxy are being mailed on or about March 12, 1997.

                                    PROXIES

     A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with Cecil W. Sewell, Jr., Chairman of the Board and Chief Executive Officer of Centura, an instrument revoking it, or by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the nominees for election to the Board of Directors and the proposal to amend the Omnibus Plan. The Board of Directors is not aware of any other matters that may be presented for consideration at the Annual Meeting, but, if other matters do properly come before the meeting, it is intended that all shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

     Solicitation of proxies may be made in person or by mail, or by telephone or facsimile transmission, by directors, officers, and regular employees of Centura, none of whom will be specially compensated therefor. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and secure voting instructions, if necessary, and will be reimbursed for the reasonable out-of-pocket expenses incurred in sending such solicitation materials to beneficial owners. Centura has retained W. F. Doring & Company to aid in the solicitation of proxies and to verify certain records relating to the solicitation at a fee not to exceed $3,000 plus expenses.

     The persons named on the proxy to represent shareholders at the Annual Meeting are H. Tate Bowers of Charlotte, North Carolina, and William H. Redding, Jr. of Asheboro, North Carolina.

     The costs of preparing, assembling, and mailing this proxy statement and proxy and the costs associated with the solicitation of such proxies will be borne by Centura. Shareholders are urged to return their proxies without delay.

                                 VOTING RIGHTS

     The Board of Directors of Centura has fixed the close of business on February 28, 1997, as the record date (the "Record Date") for the determination of shareholders of Centura entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 25,745,290 shares of the common stock of Centura, no par value per share ("Centura Common Stock"), issued and outstanding and held by holders of record. Each share of Centura Common Stock issued and outstanding as of the Record Date is entitled to one vote on each matter to be voted on at the Annual Meeting.

     Of the 25,745,290 shares of Centura Common Stock outstanding on the Record Date, 1,447,618 shares (representing 5.6%) were held by the Trust Department of Centura's wholly-owned subsidiary, Centura Bank ("Centura Bank"), in a fiduciary capacity, which shares are included in the total outstanding shares eligible to vote or to be counted in determining the total number of shares entitled to vote on each matter to be voted on at the Annual Meeting.

     Some of Centura's shareholders are participants in the Centura Banks, Inc. Dividend Reinvestment Stock Purchase Plan (the "Dividend Reinvestment Plan") and, as such, are beneficial owners of shares that are held of record by Registrar and Transfer Company, Cranford, New Jersey ("R&T"), as agent under the Dividend Reinvestment Plan. Such shares are eligible to vote and be counted at the Annual Meeting and, under the terms and conditions of the Dividend Reinvestment Plan, R&T will vote such shares in accordance with the directions of shareholders. Shareholders participating in the Dividend Reinvestment Plan will be mailed a copy of the notice of the Annual Meeting, a copy of this proxy statement, and a proxy that will be used to direct the voting of shares of Centura Common Stock held of record by R&T under such plan. Should the shareholder fail to execute and deliver the proxy to R&T prior to the Annual Meeting, R&T will not vote said shares. Rights of shareholders to direct voting under the Dividend Reinvestment Plan arise and are created solely under said plan.

     Also included among the total number of shares entitled to vote and be counted at the Annual Meeting are shares held by Centura Bank as trustee (the "Trustee") under the Centura Banks, Inc. 401(k) Plan (the "401(k) Plan"). Each participant under the 401(k) Plan is entitled to direct the Trustee as to the manner in which the shares of Centura Common Stock allocated to such participant's Centura Common Stock fund under the 401(k) Plan are to be voted. Each such participant is being mailed a copy of the notice of the Annual Meeting, a copy of this proxy statement, and a proxy that will be used to direct the voting of shares of Centura Common Stock allocated to a participant's Centura Common Stock fund under the 401(k) Plan. Upon receipt of the proxies and tabulation of the vote of the participants under the 401(k) Plan, the Trustee will vote the Centura Common Stock held under the 401(k) Plan as instructed. Any shares of Centura Common Stock held under the 401(k) Plan that are eligible to vote but as to which the Trustee receives no voting instructions will not be voted. Rights of shareholders to direct voting under the 401(k) Plan arise and are created pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of the plan.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of Centura require that the Board of Directors be comprised of not less than 15 nor more than 30 members, as specified in the Bylaws of Centura, divided into three classes that are equal or nearly equal in number to each other. The term of one class expires each year, with the terms of Class I directors expiring at the Annual Meeting. Pursuant to the Restated Articles of Incorporation, the Board of Directors is authorized to amend the Bylaws from time to time to establish the number of directors within the authorized range referred to above. At the beginning of 1996, the Centura Board amended the Bylaws to provide that the number of directors would be 25. During 1996, the Board of Directors elected three additional directors: (i) Michael K. Hooker as a Class I director, (ii) D. Earl Pardue as a Class I director in connection with the acquisition of FirstSouth Bank, a financial institution of which Mr. Pardue was chairman; and (iii) Dean E. Painter, Jr. as a Class II director in connection with the acquisition of CLG, Inc., a technology leasing subsidiary of Centura Bank of which Mr. Painter is chairman. At the time of their elections as directors, it was understood that Dr. Hooker and Mr. Painter would be nominated for election as directors at the next annual meeting of shareholders and that Mr. Pardue, who is older than Centura's mandatory retirement age for directors, would not be so nominated. In each case, the Board of Directors amended the Bylaws to increase the authorized number of directors accordingly. In December 1996, Clifton H. Moore attained the mandatory retirement age for directors and retired from the Centura Board. On February 19, 1997, the Board of Directors amended the Bylaws to provide that the number of directors of Centura would be 27, comprised of ten Class I directors, nine Class II directors and eight Class III directors. The Board of Directors then nominated nine of the persons named below for election as Class I directors. If elected, each of such persons shall serve a term of three years or until his successor is elected and qualified. In addition, the Board of Directors nominated Dean E. Painter, Jr. as a Class II director. If elected, Mr. Painter shall serve for a term of one year or until his successor is elected and qualified. Upon the retirement of Mr. Pardue from the Board of Directors, the Board will consist of only 26 members. The Bylaws of Centura provide that a vacancy in the Board of Directors may be filled only by the Board of Directors. Shareholders may not vote for a greater number of persons than the number of nominees named herein.

     The persons nominated below will be elected if they receive a plurality of the votes cast for their election. Unless authority is withheld on the proxy, all proxies received in response to this solicitation will be voted for the election of the persons nominated below, except that if any of said persons shall become unavailable for election, such proxies will be voted for the election of such persons as management shall designate in substitution for the nominees so unavailable. Management has no reason to believe that any of its nominees will be unavailable for election.

     The Board of Directors recommends the election of the persons named below as directors at the Annual Meeting. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable North Carolina law, a broker non-vote will have no effect on the outcome of the election of directors.

                                    NOMINEES

                                                                                                                 TERM TO
                                                                                                                EXPIRE AT
                                  AGE                PRINCIPAL OCCUPATION AND BUSINESS              DIRECTOR   MEETING FOR
             NAME                 (1)                EXPERIENCE FOR THE PAST FIVE YEARS              SINCE      THE YEAR     CLASS
Richard H. Barnhardt               62     President, Properties, Inc. (real estate development)       1990         2000        I
Ernest L. Evans                    52     President, ELE, Inc., (agri-business management company)    1996         2000        I
Michael K. Hooker (2)              51     Chancellor, University of North Carolina at Chapel Hill     1996         2000        I
                                          since July 1995; from September 1992 through June 1995,
                                          President, University of Massachusetts; Prior to that,
                                          President, University of Maryland Baltimore County.
William H. Kincheloe(3)            59     President, Bulluck Furniture Company, Inc. and Wildwood     1990         2000        I
                                          Lamps and Accents, Inc.
Charles T. Lane(4)                 65     Partner, Poyner & Spruill, L.L.P. (Attorneys at law)        1990         2000        I
Dean E. Painter, Jr.(5)            53     Chairman, CLG, Inc. (technology leasing) (6)                1996         1998       II
O. Tracy Parks, III                53     Partner, Parks, Pate & Scarborough, L.L.P. (Attorneys at    1990         2000        I
                                          law)
Cecil W. Sewell, Jr.               50     Chairman of the Board, Chief Executive Officer, and         1990         2000        I
                                          President, Centura Banks, Inc. since February, 1997;
                                          President and Chief Operating Officer, Centura Banks,
                                          Inc. from 1993 through January, 1997; prior to that
                                          Senior Executive Vice President, Centura Banks, Inc.
Joseph L. Wallace, Jr.             61     Retired President, Mid-South Bank and Trust Company         1996         2000        I
Charles P. Wilkins                 52     Partner, Broughton, Wilkins, Webb, & Sugg, P.A.             1996         2000        I
                                          (Attorneys at law)

(1) As of April 16, 1997.

(2) Dr. Hooker also serves as a director of 360(Bullet) Communications and Microfluidics International.

(3) Mr. Kincheloe also serves as a director of North Carolina Railroad Company.

(4) In November 1993, Mr. Lane pled guilty without a trial to a violation of a Federal law regarding private cellular telephone communications relating to a state political campaign. He was charged with reviewing "written descriptions of the contents of the radio portion of cellular telephone communications having reason to know that the information was obtained through the interception of electronic communications." Because the alleged violation, among other elements, was a first offense and was not for tortious or illegal purposes or for purpose of direct or indirect commercial advantage or private commercial gain, the offense charged was an infraction. Under Federal law, an infraction is the least serious of offenses and is considered less serious than a misdemeanor. Upon full disclosure of the foregoing, the Federal Deposit Insurance Corporation consented to Mr. Lane's continued service as a director and he was re-elected a director at the 1994 annual meeting of shareholders.

(5) Mr. Painter also serves as a director of CCAir, Inc.

(6) CLG, Inc. was acquired by Centura in November 1996, and is maintained as a subsidiary of Centura Bank. Prior to such acquisition, CLG, Inc. was not affiliated with Centura or any of its subsidiaries.

                         DIRECTORS CONTINUING IN OFFICE

                                                                                                                 TERM TO
                                                                                                                EXPIRE AT
                                  AGE                PRINCIPAL OCCUPATION AND BUSINESS              DIRECTOR   MEETING FOR
             NAME                 (1)                EXPERIENCE FOR THE PAST FIVE YEARS              SINCE      THE YEAR     CLASS
C. Wood Beasley                    67     President, Wood Beasley Farms, Inc.                         1990         1998       II
Thomas A. Betts, Jr.               55     Partner, Betts & Company (insurance broker and agent)       1990         1998       II
H. Tate Bowers                     59     Chief Executive Officer, Bowers Fibers, Inc. (textile       1996         1999       III
                                          manufacturer)
J. Richard Futrell, Jr.(2)         66     Retired Chairman, Centura Banks, Inc.; Chairman,            1990         1999       III
                                          Executive Committee, Centura Banks, Inc. from 1993 to
                                          1997; Budget Director for State of North Carolina from
                                          January 1993 to October 1994; prior to that, Chairman of
                                          the Board and Chief Executive Officer of Centura Banks,
                                          Inc.
John H. High                       60     President, John H. High & Co., Inc. (real estate            1990         1999       III
                                          development)
William D. Hoover                  62     Executive Vice President, Centura Bank; prior to that,      1996         1999       III
                                          President and Chief Executive Officer of First Southern
                                          Bancorp., Inc. and First Southern Savings Bank, Inc.,
                                          SSB
Robert L. Hubbard                  62     President and CEO, RLH Associates (management               1990         1999       III
                                          consultants); prior to that, Vice Chairman, Americal
                                          Corporation (hosiery manufacturer)
Robert R. Mauldin                  62     Chairman of the Executive Committee, Centura Banks, Inc.    1990         1999       III
                                          since February 1997; Chairman of the Board and Chief
                                          Executive Officer, Centura Banks, Inc. from 1993 to
                                          February 1997; prior to that President and Chief
                                          Operating Officer, Centura Banks, Inc.
Jack A. Moody(3)                   69     Retired Attorney; prior to that, Partner, Moody, Moody &    1996         1998       II
                                          Williams (Attorneys at law)
Joseph H. Nelson(4)                65     Chairman and President, Davenport Motor Company             1996         1998       II
                                          (automobile sales)
Frank L. Pattillo                  54     Group Executive Officer since February 1997; Group          1990         1998       II
                                          Executive Officer and Chief Financial Officer from April
                                          1996 to February 1997; prior to that, Senior Executive
                                          Vice President and Chief Financial Officer
William H. Redding, Jr.            60     President, Acme-McCrary Corporation (textile                1995         1999       III
                                          manufacturer)
Charles M. (Terry) Reeves III      53     President, Reeves Properties, Inc. (real estate             1990         1999       III
                                          development)
George T. Stronach III             56     Real Estate Developer                                       1996         1998       II
Alexander P. Thorpe III            59     President, Thorpe & Company, Inc. (investment company)      1990         1998       II
William H. Wilkerson               50     Group Executive Officer since April 1996; prior to that,    1990         1998       II
                                          Senior Executive Vice President

(1) As of April 16, 1997.

(2) Mr. Futrell also serves as a director of FAC Realty Trust Inc.

(3) Mr. Moody also serves as a director of North Carolina Railroad Company.

(4) Mr. Nelson also serves as a director of Commonwealth Life Insurance Co.

                       COMMITTEES AND DIRECTOR ATTENDANCE

     During the year ended December 31, 1996, the Board of Directors of Centura held eight meetings. During 1996, with the exception of C. Wood Beasley and John
H. High, each director attended 75% or more of the aggregate of Board of Directors meetings and meetings of committees of the Board of Directors on which he served.

     The Executive Committee is composed of Messrs. Mauldin (Chairman), Betts, Futrell, Hubbard, Nelson, Kincheloe, Parks, Sewell, and Thorpe. The Executive Committee reviews overall strategic plans developed by management, deals with tactical issues relating to corporate development, and acts on behalf of the Board of Directors between Board meetings. The Board of Directors subsequently reviews the actions taken by the Executive Committee and either approves, disapproves, or modifies those actions. During 1996, the Executive Committee held fourteen meetings. The outside director members of the Executive Committee also serve as Centura's Nominating Committee for the Board of Directors. Centura's Bylaws provide that nominations to the Board of Directors may be made by the Board of Directors or by a committee of the Board of Directors to which such duty is delegated. Nominations recommended by shareholders are not considered by the Nominating Committee. During 1996, the Nominating Committee held four meetings.

     The Compensation and Benefits Committee (the "Compensation Committee"), composed of Messrs. Redding (Chairman), Barnhardt, Beasley, and Parks, meets on call for the purpose of reviewing management's compensation and benefit plans and making recommendations in connection therewith to the Board of Directors. During 1996, the Compensation Committee held seven meetings.

     The Audit Committee is composed of Messrs. Stronach (Chairman), Bowers, High, Moody and Reeves, none of whom are Centura officers or employees. The Audit Committee meets on call and is charged with ensuring that sufficient internal controls and accounting procedures are in existence and functioning properly for Centura and its subsidiary. The Audit Committee also recommends the appointment of independent auditors and serves as an independent body to review, with or without the presence of management, the reports of regulatory agencies, external auditors, and internal auditors. The Audit Committee monitors management's action on recommendations made by auditors or examiners to ensure timeliness and appropriateness of response. Recommendations made by the Audit Committee and actions taken by management on such recommendations are reported to the Board of Directors. During 1996, the Audit Committee held four meetings.

     Other regular or special committees may be appointed by the Board of Directors to assist the Board in carrying out its duties and responsibilities.

                              SECURITIES OWNERSHIP

     The following table sets forth the names and address of the persons known to Centura to beneficially own more than five percent of the outstanding Centura Common Stock.

 TITLE
  OF           NAME AND ADDRESS OF         AMOUNT AND NATURE OF      % OF
 CLASS          BENEFICIAL OWNERS          BENEFICIAL OWNERSHIP    CLASS (1)
Common    Dean E. Painter, Jr.                 1,483,090 (2)         5.76%
          Winifred P. Painter
          1211 Briar Patch Lane
          Raleigh, North Carolina 27615

(1) Based upon the 25,745,290 shares of Centura Common Stock outstanding as of February 28, 1997.

(2) Individually, Dean E. Painter, Jr., a director of Centura, owns 741,545 shares of Centura Common Stock, or 2.88% of the total shares of Centura Common Stock outstanding as of February 28, 1997, as to which he has sole voting and dispositive power. Winifred P. Painter, Mr. Painter's spouse, owns 741,545 shares of Centura Common Stock, or 2.88% of the total shares of Centura Common Stock outstanding as of February 28, 1997, as to which she has sole voting and dispositive power. As husband and wife, each of Mr. and Mrs. Painter may be deemed to beneficially own the shares owned by the other; however, Mr. and Mrs. Painter each disclaim beneficial ownership of such shares.

     Except for the above-named individuals and the Centura Bank Trust Department, which, as of February 28, 1997, held 1,447,618 shares of Centura Common Stock in a fiduciary capacity, or 5.6% of the total shares of Centura Common Stock outstanding as of February 28, 1997, and which, therefore, may be deemed to be a beneficial owner of such shares, Centura knows of no other persons who beneficially own more than five percent of the outstanding Centura Common Stock.

     The following table shows the number of outstanding shares of Centura Common Stock beneficially owned on February 28, 1997, by the individual directors of Centura, by the executive officers of Centura, and by the directors and executive officers as a group. It is anticipated that the directors and executive officers of Centura and their affiliates will vote their shares in favor of the proposals presented at the Annual Meeting. Individuals have sole voting and investment power over their shares unless otherwise indicated in the footnotes.

                                           AMOUNT OF
                                         AND NATURE OF
                                          BENEFICIAL        PERCENT
NAME OF BENEFICIAL OWNER                   OWNERSHIP        OF CLASS
Richard H. Barnhardt                         18,288   (1)      *
C. Wood Beasley                              48,573   (2)      *
Thomas A. Betts, Jr.                         45,155   (3)      *
H. Tate Bowers                               21,926   (4)      *
Ernest L. Evans                              11,959   (5)      *
J. Richard Futrell, Jr.                      84,255   (6)      *
John H. High                                 38,344   (7)      *
Michael K. Hooker                               352   (8)      *
William D. Hoover                            95,189   (9)      *
Robert L. Hubbard                            51,327   (10)     *
William H. Kincheloe                         35,688   (11)     *
H. Kel Landis III                            16,316   (12)     *
Charles T. Lane                              27,490   (13)     *
Robert R. Mauldin                           182,271   (14)     *
Jack A. Moody                                15,121   (15)     *
Joseph H. Nelson                             22,939   (16)     *
Dean E. Painter, Jr.                      1,483,090   (17)    5.76
D. Earl Pardue                               29,297   (18)     *
O. Tracy Parks, III                         126,483   (19)     *
Frank L. Pattillo                            44,306   (20)     *
William H. Redding, Jr.                      20,302   (21)     *
Charles M. Reeves III                       117,162   (22)     *
B. Thomas Rogers, Jr.                        18,578   (23)     *
Cecil W. Sewell, Jr.                        127,065   (24)     *
George T. Stronach III                       40,741   (25)     *
Alexander P. Thorpe III                      76,907   (26)     *
I. Richard Verrone                           16,918   (27)     *
Joseph L. Wallace, Jr.                       60,256   (28)     *
William H. Wilkerson                         46,935   (29)     *
Charles P. Wilkins                          211,500   (30)     *
All directors and executive officers
     as a group (30 persons)                                 12.18%

* Less than 1%.

 (1) Includes 1,000 shares with respect to which Mr. Barnhardt has no voting or investment power and 8,665 shares that he has the right to acquire through the exercise of stock options.

 (2) Includes 6,853 shares that Mr. Beasley has the right to acquire through the exercise of stock options.

 (3) Includes 3,380 shares with respect to which Mr. Betts has no voting or investment power, and 8,013 shares which he has the right to acquire through the exercise of stock options.

 (4) Includes 402 shares with respect to which Mr. Bowers has no voting or investment power and 1,659 shares that he has the right to acquire through the exercise of stock options.

 (5) Includes 7,904 shares that Mr. Evans has the right to acquire through the exercise of stock options.

 (6) Includes 1,246 shares that Mr. Futrell has the right to acquire through the exercise of stock options and 4,126 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

 (7) Includes 7,920 shares with respect to which Mr. High has no voting or investment power and 6,403 shares which he has the right to acquire through the exercise of stock options.

 (8) Includes 152 shares that Dr. Hooker has the right to acquire through the exercise of stock options.

 (9) Includes 15,440 shares with respect to which Mr. Hoover has no voting or investment power, 49,680 shares that Mr. Hoover has the right to acquire through the exercise of stock options and 217 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner the shares are voted.

(10) Includes 324 shares with respect to which Mr. Hubbard has no voting or investment power, 38,706 shares with respect to which he shares voting and investment power, and 10,150 shares that he has the right to acquire through the exercise of stock options.

(11) Includes 6,190 shares with respect to which Mr. Kincheloe has no voting or investment power and 7,477 shares that he has the right to acquire through the exercise of stock options.

(12) Includes 373 shares with respect to which Mr. Landis has no voting or investment power, 1,600 shares with respect to which he shares voting and investment power, 9,943 shares that he has the right to acquire through the exercise of stock options, and 3,045 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(13) Includes 5,000 shares with respect to which Mr. Lane has no voting or investment power and 9,752 shares that he has the right to acquire through the exercise of stock options.

(14) Includes 5,074 shares with respect to which Mr. Mauldin has no voting or investment power, 25,270 shares with respect to which he shares voting and investment power, 96,000 shares that he has the right to acquire through the exercise of stock options, and 29,246 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(15) Includes 8,528 shares that Mr. Moody has the right to acquire through the exercise of stock options.

(16) Includes 1,485 shares with respect to which Mr. Nelson has no voting or investment power, 3,093 with respect to which he shares voting and investment power, and 11,005 shares that he has the right to acquire through the exercise of stock options.

(17) Includes 741,545 shares with respect to which Mr. Painter has no voting or investment power.

(18) Includes 6,102 shares with respect to which Mr. Pardue has no voting or investment power.

(19) Includes 8,143 shares that Mr. Parks has the right to acquire through the exercise of stock options.

(20) Includes 7,840 shares that Mr. Pattillo has the right to acquire through the exercise of stock options and 3,191 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(21) Includes 10,319 shares with respect to which Mr. Redding shares voting and investment power, and 9,983 shares that he has the right to acquire through the exercise of stock options.

(22) Includes 8,844 shares that Mr. Reeves has the right to acquire through the exercise of stock options.

(23) Includes 119 shares with respect to which Mr. Rogers has no voting or investment power, 2,389 shares with respect to which he shares voting and investment power, 3,713 shares that he has the right to acquire through the exercise of options, and 10,043 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(24) Includes 1,624 shares with respect to which Mr. Sewell has no voting or investment power, 18,436 shares with respect to which he shares voting and investment power, 35,790 shares that he has the right to acquire through the exercise of stock options, and 8,144 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(25) Includes 16,069 shares with respect to which Mr. Stronach has no voting or investment power, 7,427 shares with respect to which he shares voting and investment power and 2,330 shares that Mr. Stronach has the right to acquire through the exercise of stock options.

(26) Includes 60 shares with respect to which Mr. Thorpe has no voting or investment power, 62,260 shares with respect to which he shares voting and investment power and 8,603 shares that he has the right to acquire through the exercise of stock options.

(27) Includes 463 shares with respect to which Mr. Verrone has no voting or investment power, 10,618 shares that he has the right to acquire through the exercise of stock options, and 2,731 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner the shares are voted.

(28) Includes 11,000 shares that Mr. Wallace has the right to acquire through the exercise of stock options and 5,634 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(29) Includes 125 shares with respect to which Mr. Wilkerson has no voting or investment power, 35,000 shares that Mr. Wilkerson has the right to acquire through the exercise of stock options, and 9,164 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner the shares are voted.

(30) Includes 35,178 shares with respect to which Mr. Wilkins shares voting and investment power, and 1,187 shares that Mr. Wilkins has the right to acquire through the exercise of stock options.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Centura's directors, certain officers, and any person holding more than 10% of Centura Common Stock are required to report their ownership of Centura Common Stock and any changes in that ownership to the Securities and Exchange Commission and the NYSE. Specific due dates for these reports have been established, and Centura is required to report in this proxy statement any failure to file by these dates during 1996. All of these filing requirements were satisfied during 1996 by Centura's directors and officers, except the following:

     Joseph L. Wallace, Jr. reported to Centura on a timely basis the exercise of a stock option. However, the information was not included in the appropriate Form 4 in the month required, due to an oversight by the person preparing the forms. This information was subsequently reported when the error was discovered.

     B. Thomas Rogers' initial Form 3 was filed after the due date and failed to reflect 401-K share ownership. This, too, was an oversight of the person preparing the form and was corrected with a revised Form 3.

                            DIRECTORS' COMPENSATION

     Each director, except those who are officers of Centura, receives an annual directors' fee of $7,500 plus $750 for each meeting of the Board of Directors attended and $750 for each committee meeting of the Board of Directors attended. In addition, each Chairman of a Centura Board committee, who is not an employee, receives an additional annual retainer of $1,000. Directors also are reimbursed for their travel expenses incurred to attend meetings, which, in the aggregate, amounted to approximately $14,900 in 1996.

     In 1995, the Board of Directors approved an addition to the compensation described above to incorporate an incentive component based on the achievement by Centura of its Economic Value Added ("EVA(Register mark)(1)") target. (See "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- The Economic Value Added Incentive Program.") The incentive component provides for a bonus of 50% of fees paid during the year if Centura meets its EVA target, with adjustments (both up and down) if such target is exceeded or is not met. As more fully discussed below, Centura exceeded its EVA target for 1996 and, accordingly, Centura directors received bonus compensation aggregating $361,050. All but one of the directors deferred such compensation through the Directors' Deferred Compensation Plan (discussed below).

     Certain directors are eligible to participate in the Directors' Deferred Compensation Plan (for purposes of this section, the "Plan"). The Plan provides non-employee members of the Board of Directors of Centura and Centura Bank with an opportunity to defer for income tax purposes the payment of directors' fees. Under the Plan, directors may elect to receive directors' fees in the form of an option to buy Centura Common Stock, rather than in cash. The Plan does not provide directors any additional compensation or benefits, except for the beneficial effect of the deferral of income. The Plan is administered by the Compensation Committee which has full authority and sole discretion to interpret and construe the Plan, including setting rules and regulations related thereto, and making determinations and taking action necessary for its implementation and administration. Options to purchase 20,775 shares of Centura Common Stock were granted under the Plan during 1996 (including grants relating to the incentive component of director compensation) to all eligible directors who chose to participate in the Plan as a group (19 persons).

     Pursuant to proposed amendments to the Omnibus Plan that will become effective April 16, 1997, directors will be eligible to receive awards under the Omnibus Plan. For a complete description of the Omnibus Plan and the awards that may be granted thereunder, see "Appendix I -- Description of Omnibus Plan" attached hereto.

(1) EVA(Register mark) is a registered trademark of Stern Stewart & Co.

     In addition, Centura maintains an unfunded Directors' Retirement Pay Plan for non-employee directors of Centura and Centura Bank. Under this plan, non-employee directors who have served on the Board of Directors of Centura or Centura Bank, or on the Board of Directors of certain corporate predecessors of Centura or Centura Bank, for a minimum of sixty consecutive calendar months are eligible to receive benefits upon retirement or disability. Upon retirement at or after age 65, an eligible director will receive annually an amount equal to his base retainer fee as of the date of retirement (the "Base Amount"), payable in quarterly installments until the first to occur of the death of the participating director or the expiration of a period equal to his length of service to Centura, Centura Bank, or their corporate predecessors. An eligible director who retires prior to age 65 will receive the Base Amount reduced by 5% for each year remaining before he would have reached age 65, but not less than 50% of the Base Amount, payable as described above. In the event of disability, an eligible director with twenty years of service will be entitled to the full Base Amount, payable as described above; an eligible director with less than twenty years of service will be entitled to an amount equal to the Base Amount times a fraction, the numerator of which equals his years of service and the denominator of which equals the number of years of service the director would have had if he served until age 70, payable as described above.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age, and position of the executive officers of Centura. Each executive officer named below was appointed by the Board of Directors of Centura to a term of office extending until the death, resignation, retirement, removal, or disqualification of the officer or until the officer's successor is appointed and qualifies. The business backgrounds of the officers named below are included in the table of directors of Centura above, except with respect to Messrs. Verrone, Landis, and Rogers, which are provided below.

             NAME                 AGE (1)                                    POSITION
    Robert R. Mauldin(2)             62     Chairman of the Board and Chief Executive Officer
    Cecil W. Sewell,                 50     Chairman of the Board, Chief Executive Officer and President
                Jr.(3)
    Frank L. Pattillo                54     Group Executive Officer
    William H. Wilkerson             50     Group Executive Officer
    I. Richard Verrone(4)            57     Group Executive Officer
    H. Kel Landis III(5)             40     Group Executive Officer
    B. Thomas Rogers,                46     Group Executive Officer
                Jr.(6)

(1) As of April 16, 1997.

(2) Mr. Mauldin retired effective February 2, 1997.

(3) Mr. Sewell assumed the offices of Chairman of the Board and Chief Executive Officer on February 2, 1997. Prior to that time, he served as President and Chief Operating Officer.

(4) Mr. Verrone was elected a Group Executive Officer in April 1996. From April 1993 to April 1996, he was a Senior Executive Vice President. Prior to that, he was an Executive Vice President of Centura Bank.

(5) Mr. Landis was elected a Group Executive Officer in April 1996. From April 1995 to April 1996, he was an Executive Vice President. Prior to that he was an Executive Vice President of Centura Bank.

(6) Mr. Rogers was elected a Group Executive Officer in April 1996. From April 1995 to April 1996, he was an Executive Vice President. Prior to that, he was an Executive Vice President of Centura Bank.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation in accordance with the rules of the Securities and Exchange Commission. As noted above under "Committees and Director Attendance," the Compensation Committee reviews management's compensation and benefit plans and makes recommendations regarding such plans to the Board of Directors. Review of and recommendations regarding executive compensation are a significant part of that responsibility. Set forth below is a summary of the factors taken into account by the Compensation Committee in assessing executive compensation generally and the compensation of the Chief Executive Officer in particular.

     COMPENSATION OF EXECUTIVE OFFICERS. In general, the performance-related components of executive compensation at Centura are base salary and payments under the incentive program described below. Base salary is determined on the basis of the position held by the executive and is assessed in comparison to the salaries of similarly situated executives at four selected financial institutions in North Carolina and a sample of thirty-four comparable financial institutions throughout the United States with assets between $2 and $5.9 billion. Adjustments to base salary are made on the basis of the recommendations of the Chief Executive Officer and Chief Operating Officer based on the overall contribution of the executive to the attainment of Centura's financial goals and such executive's record of achievement in directing the activities for which such executive is responsible. Such adjustments are reviewed in light of the salaries of comparable executives in the peer groups referred to above. Generally, such comparison is on the basis of entire compensation, including bonus, and is targeted at the median of salaries of comparable executives in the peer groups referred to above. No specific weighting is assigned to the various factors analyzed in determining the base compensation of executive officers of Centura.

     THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM. In 1994, Centura adopted the EVA incentive program (the "Incentive Program"), the purpose of which is to provide incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in the value of Centura to its shareholders. In general, EVA is the net operating profit of Centura after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of Centura's debt and equity capital, and is determined by Centura's financial consultant on the basis of a formula that takes into account the risk and cost of providing such capital. Management is of the view that EVA improvement is the financial performance measure most closely correlated with an increase in shareholder wealth. EVA improvement can be achieved through operations in three ways: (i) growth of after-tax operating profits on existing capital; (ii) investment in projects or businesses that generate a positive return after taking into account the cost of capital; and (iii) divestiture of businesses that do not generate a positive return after capital cost.

     Under the Incentive Program, the Chief Executive Officer and six other senior officers of Centura (including the executive officers listed in the Summary Compensation Table below) comprise the "Strategic Group." For each member of the Strategic Group, a Target Bonus is declared at the commencement of each year, which Target Bonus is based on a percentage of the executive's base salary. Bonuses earned under the Incentive Program are determined by multiplying the Target Bonus by a Bonus Multiple derived by comparing target and actual EVA for the year in question and adjusted for a "leverage factor" that reflects the expected variability of Centura's performance based on historical factors. The Incentive Program determines target EVA for succeeding years of the program by a formula that adds the average of target and actual EVA for the prior year to an expected improvement factor. For 1996, the expected improvement factor was $600,000 per year, resulting in a target EVA of $529,000.

     The average of the Target Bonuses for 1996 for all members of the Strategic Group was set at 33% of base salary. Actual EVA for 1996 exceeded target EVA; as a result, the average of actual bonuses earned for 1996 by members of the Strategic Group was 59% of base salary, or approximately 1.66 times Target Bonus. Pursuant to the Incentive Program, 1996 bonus amounts earned by each participant were applied as follows: (i) the Target Bonus amount was paid in 1997; (ii) one-third of the actual bonus amount in excess of the Target Bonus amount was paid in 1997; and (iii) two-thirds of the actual bonus amount in excess of the Target Bonus amount was added to a "bonus bank" comprised of excess bonus amounts earned by the participant in prior years that remain at risk. One-third of each participant's aggregate "bonus bank" amount was paid in 1997. The remaining "bonus bank" amount will be paid in future years, subject to reduction or loss if actual EVA in those years results in bonus determinations that are less than zero.

     In addition to the foregoing, 20% of the 1996 bonus amounts paid to Strategic Group executives was withheld and invested in leveraged stock options ("LSO's") on Centura Common Stock to be issued under the Omnibus Plan. The purchase price for each LSO issued in respect of Incentive Program performance for 1996 is $4.33, 10% of the closing price of Centura Common Stock as reported on the NYSE Composite Tape on the date of issue, January 21, 1997. The initial exercise price of the 1996 LSO's is $38.93 per share (the market value on the date of issue less the option price), which shall remain in effect for one year from the date of issue. For each year thereafter during the option term, the exercise price will increase as shown below, which increase is intended to reflect the minimum expected increase in value for holders in Centura Common Stock. Accordingly, the exercise price for the 1996 LSO's will be as follows:

  FOR THE YEAR COMMENCING             LSO EXERCISE
          JANUARY                        PRICE
          1998                         $41.31
          1999                          43.84
          2000                          46.53
          2001                          49.38
          2002                          52.40
          2003                          55.61

     The 1996 LSO's vest in equal annual installments in January 2000, 2001 and 2002 and expire in January 2004.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Mauldin's compensation during 1996 as Chairman of the Board and Chief Executive Officer of Centura was based upon the terms of an Employment Agreement entered into between Centura and Mr. Mauldin in 1995, as well as certain related agreements and awards. Mr. Mauldin's compensation and benefits package was determined to be in the best interests of Centura and Mr. Mauldin and was authorized by the Executive and Compensation Committees and the Board of Directors of Centura. Pursuant to Mr. Mauldin's Employment Agreement, he was paid a base salary of $400,000 during 1996. In addition, Mr. Mauldin's Employment Agreement provided that he would have a Target Bonus under the Incentive Program of 45% of base salary. As a result of Centura's performance in 1996, Mr. Mauldin received a bonus declaration under the Incentive Program of $298,510, of which $186,540 was paid in cash in January, 1997; $46,640 was applied to the purchase of LSO's in respect of 10,784 shares of Centura Common Stock; and $65,330 was credited to his "bonus bank" account under the Incentive Program.

     On February 2, 1997, Mr. Mauldin resigned as Chairman of the Board and Chief Executive Officer of Centura. As a result, Mr. Mauldin's Employment Agreement terminated as provided therein. Upon Mr. Mauldin's retirement, the first of three 20,000 share grants of Centura Common Stock was made to Mr. Mauldin under the terms of a Stock Grant Agreement entered into between Centura and Mr. Mauldin in 1996 (the "Stock Grant Agreement"). The Stock Grant Agreement superseded a Restricted Stock Award Agreement entered into between Centura and Mr. Mauldin in 1995 which provided for the grant of 60,000 shares of Centura Common Stock to Mr. Mauldin under the Omnibus Plan. The Stock Grant Agreement modified the terms of the original grant of Centura Common Stock to Mr. Mauldin in order to avoid certain potential adverse tax consequences to Mr. Mauldin resulting therefrom. In addition, to the extent that the Stock Grant Agreement has any tax effect upon Centura, such effect was determined to be marginally advantageous. Also as a result of Mr. Mauldin's retirement, nonqualified stock options in respect of 140,000 shares of Centura Common Stock granted to Mr. Mauldin under the Omnibus Plan in 1995 were no longer subject to forfeiture as provided in the Nonqualified Stock Option Award Agreement relating thereto, and Mr. Mauldin became eligible for certain payments under his SERP Agreement with Centura. Finally, because of Mr. Mauldin's retirement, all of the amounts credited to his "bonus bank" account under the Incentive Program, or $106,350, were paid to Mr. Mauldin in February, 1997, in accordance with the terms of the Incentive Program.

     OTHER COMPENSATION ISSUES. In addition to the foregoing components of executive compensation, the Compensation Committee reviews, on an on-going basis, other components of compensation, such as benefits and perquisites. In all cases, the objective of the Compensation Committee is to assist senior management in attracting, motivating, and retaining qualified executive personnel.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Congress has enacted Section 162(m) of the Code, which disallows a tax deduction for any publicly-held corporation for remuneration exceeding $1 million in any tax year for the Chief Executive Officer and other executive officers named in the Summary Compensation Table. Regulations promulgated by the Internal Revenue Service pursuant to this section of the Code provide exceptions to non-deductibility for certain "performance based compensation," including equity based compensation, if performance goals are set by an independent compensation committee and the terms of the compensation plan are approved by shareholders. The Compensation Committee has reviewed Section 162(m) and the final regulations thereunder and their impact upon the executive compensation provided by Centura. In light of this review, the Committee has proposed, and the Centura Board of Directors has adopted an amendment to the

Omnibus Equity Compensation Plan to insure the compliance with the "performance based compensation" exception to Section 162(m). Proposal Two contained in this Proxy Statement seeks the shareholder approval of such amendment required by
Section 162(m). While the Omnibus Equity Compensation Plan has received shareholder approval in the past, the Incentive Program and the Chief Executive Officer's compensation and benefits package have not been submitted to shareholders for approval.

     RECUSAL OF COMPENSATION COMMITTEE MEMBER. Exchange Act Regulation 16b-3 provides that certain transactions between Centura and its officers and directors will be exempt from the restrictions on transfer of Centura Common Stock set forth in Section 16(b) of the Exchange Act if such transactions are approved by the Board of Directors or a committee composed solely of two or more "non-employee directors." Certain transactions between Centura and its officers and directors which would otherwise be restricted under Section 16(b) of the Exchange Act are exempt from such restriction as a result of the approval of such transactions by the Compensation Committee. O. Tracy Parks, III, a director of Centura and a member of the Compensation Committee, may not be considered to be a "non-employee director" for purposes of Section 16(b) of the Exchange Act due to certain transactions between Centura and Mr. Parks. See "Compensation Committee Interlocks and Insider Participation" for a description of the transactions between Centura and Mr. Parks. In order to preserve Centura's exemption from the Section 16(b) restrictions for transactions with its officers and directors, Mr. Parks recuses himself from all discussions pertaining to, and abstains from voting with respect to, all such transactions, as permitted under the Exchange Act.

                   CENTURA BANKS, INC. COMPENSATION COMMITTEE

WILLIAM H. REDDING, JR., CHAIRMAN                           RICHARD H. BARNHARDT
C. WOOD BEASLEY                                              O. TRACY PARKS, III

                             EXECUTIVE COMPENSATION

     The following tables set forth the annual and long-term compensation awarded to, earned by, or paid to Mr. Mauldin, who served as Centura's Chief Executive Officer during 1996, and the four other most highly compensated officers (collectively, the "Named Executive Officers" of Centura or Centura Bank for the fiscal years ended December 31, 1996, 1995, and 1994, for services rendered in any capacities to Centura and/or its subsidiaries. Bonuses are paid in January of the year following the year in which they are earned.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                    ANNUAL COMPENSATION                       AWARDS
                                                                       OTHER         RESTRICTED     SECURITIES     PAYOUTS
                                                                       ANNUAL          STOCK        UNDERLYING      LTIP
           NAME AND                          SALARY      BONUS      COMPENSATION       AWARDS        OPTIONS/      PAYOUTS P
      PRINCIPAL POSITION           YEAR       ($)         ($)          ($)(A)          ($)(B)        SARS(#)       ($)(C)
Robert R. Mauldin                  1996     400,000     133,360             0            0            10,784       53,180
  CHAIRMAN OF THE BOARD AND        1995     375,000     180,894(e)     42,129        2,000,000        10,776       20,510
  CHIEF EXECUTIVE OFFICER          1994     350,000     122,410        26,628            0            14,993       17,960

Cecil W. Sewell, Jr.               1996     325,000      89,240             0            0             7,171       34,820
  PRESIDENT AND CHIEF OPERATING    1995     300,000     136,264(i)     42,129            0             7,040       12,650
  OFFICER                          1994     250,000      89,665(j)     14,979            0             8,770       10,550

William H. Wilkerson               1996     210,000      49,850             0            0             4,011       19,530
  GROUP EXECUTIVE OFFICER          1995     180,000      64,657(k)     16,860            0             3,688        7,170
                                   1994     175,000      61,295(l)     14,979            0             5,310        6,390

Frank L. Pattillo                  1996     190,000      45,020             0            0             3,650       18,120
  GROUP EXECUTIVE OFFICER          1995     180,000      63,058(n)     15,512            0             3,688        7,170
                                   1994     175,000      43,520        14,979            0             5,310        6,390

H. Kel Landis, III                 1996     180,000      40,170             0            0             3,199       15,180
  GROUP EXECUTIVE OFFICER          1995     150,000      46,400(q)     10,162            0             2,676        5,000
                                   1994     135,000      29,380             0            0             3,584        4,310



                                  ALL OTHER
           NAME AND              COMPENSATION
      PRINCIPAL POSITION             ($)
Robert R. Mauldin                   28,818(d)
  CHAIRMAN OF THE BOARD AND         20,264(f)
  CHIEF EXECUTIVE OFFICER            8,864(g)

Cecil W. Sewell, Jr.                 4,750(h)
  PRESIDENT AND CHIEF OPERATING      4,620(h)
  OFFICER                            4,620(h)

William H. Wilkerson                 4,750(h)
  GROUP EXECUTIVE OFFICER            4,620(h)
                                     4,620(h)

Frank L. Pattillo                    5,276(m)
  GROUP EXECUTIVE OFFICER            4,899(o)
                                     4,828(p)

H. Kel Landis, III                   4,750(h)
  GROUP EXECUTIVE OFFICER            4,620(h)
                                     4,155(h)




 (a) Amounts reimbursed for payment of taxes on stock awards following satisfaction of required performance goals.

 (b) Robert R. Mauldin was the only Named Executive Officer to receive a restricted stock grant during the periods in question. The grant of 60,000 shares of Centura Common Stock was valued at the time of grant at $2,000,000. Effective November 20, 1996, Mr. Mauldin entered into a Stock Grant Agreement with Centura that superseded the Restricted Stock Award Agreement pursuant to which the restricted stock grant was made. See "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- COMPENSATION OF CHIEF EXECUTIVE OFFICER."

 (c) Comprises the sum of (i) 1/3 of the Bonus amount in excess of the Target Bonus for the executive in question, plus (ii) 1/3 of the amount credited for such executive in the "bonus bank" for prior years. See "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM."

 (d) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Mauldin under the 401(k) Plan and $24,068 of above-market rate interest credited during 1996 on compensation deferred by Mr. Mauldin under the Centura Banks, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan").

 (e) Includes stock bonuses in the amount of 2,094 shares valued at fair market value of $49,994 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

 (f) Consists of matching contributions of $4,620 made by Centura and allocated to Mr. Mauldin under the 401(k) Plan and $15,644 of above-market rate interest credited during 1995 on compensation deferred by Mr. Mauldin under the Deferred Compensation Plan.

 (g) Consists of matching contributions of $4,620 made by Centura and allocated to Mr. Mauldin under the 401(k) Plan and $4,244 of above-market rate interest credited during 1994 on compensation deferred by Mr. Mauldin under the Deferred Compensation Plan.

 (h) Consists of matching contributions made by Centura and allocated to the respective Named Executive Officer under the 401(k) Plan.

 (i) Includes stock bonuses in the amount of 2,094 shares valued at fair market value of $49,994 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

 (j) Includes stock bonuses in the amount of 900 shares valued at fair market value of $17,775 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

 (k) Includes stock bonuses in the amount of 838 shares valued at fair market value of $20,007 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

 (l) Includes stock bonuses in the amount of 900 shares valued at fair market value of $17,775 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

(m) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan and $526 of above-market rate interest credited during 1996 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan.

 (n) Includes stock bonuses in the amount of 771 shares valued at fair market value of $18,408 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

 (o) Consists of matching contributions of $4,620 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan and $279 of above-market rate interest credited during 1995 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan.

 (p) Consists of matching contributions of $4,620 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan and $208 of above-market rate interest credited during 1994 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan.

 (q) Includes stock bonuses in the amount of 578 shares valued at fair market value of $13,800 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

     The following table sets forth certain information concerning stock options granted to the Named Executive Officers under the Incentive Program in respect of performance in 1996 (see "BOARD COMPENSATION REPORT ON EXECUTIVE
COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM"):

                  OPTION GRANTS IN RESPECT OF LAST FISCAL YEAR

                                                                                                   POTENTIAL
                                                                                               REALIZABLE VALUE
                                                                                               AT ASSUMED ANNUAL
                                                  % OF TOTAL                                    RATES OF STOCK
                              NUMBER OF            OPTIONS        EXERCISE                           PRICE
                             SECURITIES           GRANTED TO       OR BASE                     APPRECIATION FOR
                         UNDERLYING OPTIONS      EMPLOYEES IN       PRICE       EXPIRATION        OPTION TERM
        NAME                 GRANTED(#)          FISCAL YEAR      ($/SHARE)        DATE        5%($)     10%($)
Robert R. Mauldin               10,784(a)              16%          38.93(b)      1/21/04       0(c)     218,160(d)
Cecil W. Sewell, Jr.             7,171(a)              10%          38.93(b)      1/21/04       0(c)     145,069(d)
William H. Wilkerson             4,011(a)               6%          38.93(b)      1/21/04       0(c)      81,143(d)
Frank L. Pattillo                3,650(a)               5%          38.93(b)      1/21/04       0(c)      73,840(d)
H. Kel Landis III                3,199(a)               5%          38.93(b)      1/21/04       0(c)      64,716(d)

(a) Leveraged Stock Options (LSO's) granted under Incentive Program. See "BOARD COMPENSATION COMMITTEE REPORT EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM."

(b) Closing price of the shares of Centura Common Stock in respect of which LSO's were granted on the date of grant ($43.25), less the purchase price of $4.33 per share.

(c) Because LSO's are purchased for 10% of the market value of Centura Common Stock at date of issuance (with a concomitant cost of such purchase price over the term of the option) and because the option exercise price increases 6.2% per year over the option term, an increase in the market value of Centura Common Stock of less than 6.2% results in a realizable value of zero for such options.

(d) Computed on the assumption that the LSO is held for its full seven-year term and exercised on the last day of such term at the then-applicable purchase price of $55.61. Realizable value is determined by multiplying the number of shares subject to the LSO by the difference between (i) the value of Centura Common Stock determined by assuming that its market price increases at a rate of 10% per annum, compounded annually for seven full years from the price at date of issue ($43.25), achieving a value at date of exercise of $84.28 and (ii) a purchase price of $64.05 that is comprised of (A) the option purchase price increased at the rate of 10% per annum, compounded annually for seven years ($8.44); plus (B) the option exercise price of $55.61.

     The following table summarizes the options exercised in 1996 by the Named Executive Officers and the number and value of unexercised options at December 31, 1996.

                    AGGREGATED OPTIONS EXERCISED IN 1996 AND
                             YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                                                         OPTIONS AT              AT DECEMBER 31,
                         SHARES ACQUIRED                            DECEMBER 31, 1996(#)            1996($)(A)
        NAME             ON EXERCISE(#)      VALUE REALIZED($)     EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
Robert R. Mauldin                0                     0              96,000      165,709     2,925,400    1,818,144
Cecil W. Sewell, Jr.             0                     0              35,462(b)    15,810     1,080,009      285,662
William H. Wilkerson             0                     0              35,000        8,998     1,063,725      165,483
Frank L. Pattillo              200                 4,692              11,271(b)     8,998       362,340      165,483
H. Kel Landis III                0                     0               8,813(b)     6,960       273,847      135,299

(a) Value of unexercised in-the-money options is calculated by multiplying the number of unexercised options at December 31, 1996 by the difference in the closing price of Centura Common Stock reported on the NYSE Composite Tape on December 31, 1996 and the exercise price of the unexercised in-the-money options.

(b) Includes options earned through deferral of compensation.

                                 PENSION PLANS

     Centura maintains a noncontributory, qualified pension plan (the "Centura Pension Plan") covering substantially all employees of Centura and its subsidiaries that adopt the plan (collectively referred to for purposes of this section as "Centura"), who have completed one year of service and attained the age of 21. Centura Bank is the Trustee of the Centura Pension Plan. The Centura Pension Plan provides a participant with retirement benefits which in 1996 were based on average compensation during all of the participant's years of credited service after 1990. Under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"), benefits payable from the Centura Pension Plan are limited; for 1996, annual benefits may not exceed $120,000, and the benefit formula cannot take into account compensation in excess of $150,000 (these limits are adjusted by the Internal Revenue Service from time to time for cost of living increases). Centura also maintains a noncontributory, nonqualified supplemental executive retirement plan (the "SERP"), which provides in part for the payment of additional pension benefits (the "Excess Benefits") to certain executive employees, including the Named Executive Officers, to the extent their benefits under the Centura Pension Plan are reduced on account of the Code limits described above and also provides additional pension benefits relating to deferred compensation, which is not provided in the Centura Pension Plan. The Summary Compensation Table set forth above does not include the amount of the pension contribution, payment or accrual with respect to the Centura Pension Plan or the Excess Benefit for any Named Executive Officer, as such amounts cannot readily be separately or individually calculated by Centura's actuaries.

     The following table illustrates the estimated annual benefits payable to an employee retiring on December 31, 1996 at normal retirement age from a combination of the Centura Pension Plan and the Excess Benefit portion of the SERP, in the following specified compensation and years of service classifications.

                 CENTURA PENSION PLAN AND EXCESS BENEFIT TABLE

  AVERAGE                                    YEARS OF SERVICE
COMPENSATION        15           20           25           30           35           40
  $125,000         30,893       41,190       51,488       61,786       61,786       61,786
  $150,000         37,643       50,190       62,738       75,286       75,286       75,286
  $175,000         44,393       59,190       73,988       88,786       88,786       88,786
  $200,000         51,143       68,190       85,238      102,286      102,286      102,286
  $225,000         57,893       77,190       96,488      115,785      115,785      115,785
  $250,000         64,643       86,190      107,738      129,286      129,286      129,286
  $300,000         78,143      104,190      130,238      156,286      156,286      156,286
  $400,000        105,143      140,190      175,238      210,286      210,286      210,286
  $450,000        118,643      158,190      197,738      237,286      237,286      237,286
  $500,000        132,143      176,190      220,238      264,286      264,286      264,286

     Covered compensation under the Centura Pension Plan and under the Excess Benefit portion of the SERP is gross salary and wages reportable on Form W-2, including salary reduction contributions to Centura's 401(k) and Flexible Benefits Plans, incentive pay, overtime and bonuses, but excluding non-cash items, fringe benefits, moving expenses, deferred compensation payments, and taxable benefits paid under other plans, such as cash awards to pay taxes on restricted stock distributions. Deferred compensation is also included in covered compensation under the Excess Benefit portion of the SERP. The annual covered compensation used in computing benefits under the Centura Pension Plan and under the Excess Benefit portion of the SERP for the Named Executive Officers ("Covered Compensation") is substantially equivalent to the annual Salary, Bonus, Securities Underlying Options and LTIP Payouts disclosed in the Summary Compensation Table.

     Estimated benefit amounts shown in the table above are not subject to any deduction for Social Security benefits or other offset amounts, and are based on a straight life annuity.

     As of December 31, 1996, the Named Executive Officers have completed the following years of credited service under the Centura Pension Plan:

Robert R. Mauldin         30
Cecil W. Sewell           10
William H. Wilkerson      10
Frank L. Pattillo         22
H. Kel Landis, III        9

     Centura also provides supplemental pension benefits (the "Supplemental Benefits") to certain executive employees, including the Named Executive Officers, under the SERP. The Supplemental Benefits are generally payable upon retirement, death or disability. The Compensation Committee determines the eligible participants and designs individualized Supplemental Benefit packages for each participant. The formula for determining Supplemental Benefits is set on a case-by-case basis and, in the case of some of the Named Executive Officers, is not based primarily on final compensation and years of service. Supplemental Benefit retirement dates and payout periods also are set on a case-by-case basis.

     The Supplemental Benefit for each of the two Named Executive Officers set forth below is not currently subject to changes in their compensation. The Supplemental Benefit retirement date, annual benefit payable and period of payment for each is set forth below.

                                     RETIREMENT                ANNUAL                 PAYOUT
NAMED EXECUTIVE OFFICER                 AGE                   PAYMENT                 PERIOD
Robert R. Mauldin (1)                  62                     $136,504               15 years
H. Kel Landis III (2)                  65                     $  9,988               15 years

     The Supplemental Benefit for the three Named Executive Officers set forth below is subject to changes in their compensation, but is not dependent on years of service. The Supplemental Benefit formula for each of these individuals provides for a monthly retirement payment equal to 70% of his final monthly Covered Compensation, less amounts payable under the Centura Pension Plan, the Excess Benefit portion of the SERP, and Social Security payments(3). The Supplemental Benefit retirement age is 58(4), and payments are made for 20 years. The annual Supplemental Benefit payable for each of these three Named Executive Officers is set forth below for the specified compensation classifications.

                                                                                          ANNUAL PAYMENT       ANNUAL PAYMENT
NAMED EXECUTIVE OFFICER                                                                   (1996 COMP.)(5)    (MAXIMUM COMP.)(6)
Cecil W. Sewell, Jr....................................................................      $ 185,953            $351,613
William H. Wilkerson...................................................................      $ 115,157            $351,616
Frank L. Pattillo......................................................................      $  96,009            $328,658

(1) Mr. Mauldin's annual payment will remain constant for the 15 year term. His Supplemental Benefit formula provides for monthly retirement benefits equal to 70% of his final average monthly Covered Compensation over the five full years prior to his retirement, less pension benefits payable under the Centura Pension Plan and less Social Security benefits.

(2) Mr. Landis' Supplemental Benefit formula provides for a fixed payment of $9,988 per year.

(3) Although the Social Security offset in the Supplemental Benefit does not take effect until the Named Executive Officer reaches the age of 62, the table reflects the full amount of the anticipated Social Security offset. Prior to age 62, the Supplemental Benefit will include an additional annual payment of approximately $13,008, $13,104, and $12,732, respectively, for Messrs. Sewell, Wilkerson, and Pattillo. This additional payment is not expected to vary with changes in Covered Compensation.

(4) In the event Messrs. Sewell, Wilkerson, and Pattillo do not retire at age 58, their annual Supplemental Benefits would be $31,346, $38,662, and $40,800, respectively, paid over 15 years commencing upon retirement at age 65.

(5) This column shows the annual Supplemental Benefit assuming the participant's final monthly Covered Compensation is equal to his 1996 Covered Compensation as shown in the Summary Compensation Table.

(6) This column shows the annual Supplemental Benefit assuming the participant's final monthly Covered Compensation is equal to 120% of the Covered Compensation of the highest paid individual listed in the Summary Compensation Table.

                        EXECUTIVE EMPLOYMENT AGREEMENTS

     From time to time, Centura enters into employment agreements with certain of its directors, executive officers, and key employees. The only directors or Named Executive Officers with whom Centura currently maintains such agreements are Robert R. Mauldin, Centura's former Chairman and Chief Executive Officer, and J. Richard Futrell, Jr., the former Chairman of the Executive Committee. Mr. Mauldin's employment agreement and related compensation and benefits arrangements are summarized above under "BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- COMPENSATION OF CHIEF EXECUTIVE OFFICER." Mr. Futrell has entered into an agreement with Centura pursuant to which he agreed to provide consulting services to Centura for a period expiring on March 31, 1998. The agreement provides for the payment to Mr. Futrell of annual cash compensation in the amount of $150,000 for such consulting services.

                                OPTION REPRICING

     No action was taken in 1996 to lower the exercise price of an option held by the Named Executive Officers.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of Centura during 1996 was composed of Messrs. Redding (Chairman), Barnhardt, Beasley, and Parks. None of the members of the Compensation Committee were officers or employees of Centura or its subsidiaries during 1996 or in prior years. However, during 1996, Mr. Parks was a partner in the law firms of Brown & Robbins, L.L.P., and Parks, Pate & Scarborough, L.L.P., each of which performed legal services for Centura Bank. During 1996, fees paid to Brown & Robbins, L.L.P. and Parks, Pate & Scarborough, L.L.P., respectively, by Centura Bank for legal services did not exceed five percent of either firm's respective gross revenues.

     None of the executive officers of Centura served as a member of the board of directors or as a member of the compensation committee (or other board committee performing equivalent functions) of another entity during 1996, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Centura. Consequently, there are no interlocking relationships between Centura and other entities that might affect the determination of the compensation of executive officers of Centura.

                        COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares the monthly cumulative total shareholder return of Centura Common Stock for the five-year period beginning December 31, 1991, and ending December 31, 1996, with the monthly cumulative total return of each of the Standard & Poors SmallCap 600 Index, the Standard & Poors 500 Index, and the SNL NYSE Bank Index.


               (Performance chart appears here. Plot points are below.)


                                                                                          AS OF DECEMBER 31,
                                                                1991       1992       1993       1994       1995       1996
Centura Banks, Inc..........................................   $100.00    $164.67    $168.98    $211.90    $314.49    $410.02
Standard & Poors Smallcap 600 Index.........................    100.00     121.04     143.78     136.92     177.94     215.88
Standard & Poors 500 Index..................................    100.00     107.79     118.66     120.56     165.78     204.32
SNL NYSE Bank Index.........................................    100.00     135.26     147.01     142.10     224.57     318.41

(1) Assumes $100 invested at the close of trading on December 31, 1991 in Centura Banks, Inc. common stock, Standard & Poors SmallCap 600, Standard & Poors 500, and SNL NYSE Bank Index.

(2) Cumulative total return assumes reinvestment of dividends.

(3) Closing prices of Centura Common Stock reported on the NYSE Composite Tape on December 31, 1992, 1993, 1994, 1995 and 1996 were $20.25, $20.125,
    $24.375, $35.125 and $44.625 respectively.

                                  PROPOSAL TWO
                     APPROVAL OF AMENDMENT OF OMNIBUS PLAN

     On February 19, 1997, the Board of Directors of Centura approved and adopted, subject to shareholder approval, an amendment to the Omnibus Plan to add a limit on the number of stock options and/or stock rights that may be awarded to an individual participant during any calendar year and authorized the submission of the amendment to shareholders of Centura for their approval at the Annual Meeting. The amendment adds a new Section 3.16 to the Omnibus Plan, which reads as follows:

     Subject to the limitations of Section 3.6 [the aggregate limit on awards under the Omnibus Plan as described below], and pursuant to the requirements of Section 162(m) of the Code and the regulations promulgated thereunder, and to the extent required thereunder, the maximum number of shares of Stock with respect to which an Award or Awards of Stock Options and/or Stock Rights under the Plan may be granted during any calendar year to any employee shall be fifty thousand (50,000) shares; provided, however, that if the number of shares of Stock with respect to which an Award or Awards of Stock Options and/or Stock Rights under the Plan are granted during a calendar year to any employee is less than fifty thousand (50,000) shares, or if no Award of Stock Options and/or Stock Rights under the Plan is granted during any calendar year to such employee, then the amount of such shortfall shall be carried forward and added to the maximum number of shares of Stock with respect to which an Award or Awards of Stock Options and/or Stock Rights under the Plan may be granted in a subsequent calendar year to such employee.

     The amendment does not increase or otherwise change the aggregate limit under the Omnibus Plan on the number of shares of Centura Common Stock that may be issued in connection with awards under the Omnibus Plan, which is fixed at 1,500,000 shares, plus an amount equal to four percent of any increase in the number of outstanding shares of Centura Common Stock following the adoption of the Omnibus Plan (other than increases due to awards under the Omnibus Plan or any similar plan) (the "Evergreen Provision").

     The Omnibus Plan is an equity-based compensation plan, designed for the benefit of the directors, executives, and key employees of Centura and its subsidiaries (collectively, the "Centura Subsidiaries"), that allows the grant of a variety of different types of equity-based compensation to eligible persons under a single plan. Participants in the Omnibus Plan may be awarded incentive stock options, non-qualified stock options, discounted stock options, restricted stock, stock appreciation rights, phantom stock, stock awards, performance shares, deferred stock, and other forms of equity-based compensation. Eligible participants under the Omnibus Plan are directors, executive officers, and key employees of Centura and the Centura Subsidiaries as determined by the Compensation Committee. Centura presently estimates that the number of persons eligible to participate under the Omnibus Plan is approximately 300 persons.

     The amendment to the Omnibus Plan is being submitted to the shareholders of Centura for approval in order to satisfy certain requirements of Section 162(m) of the Code and the regulations promulgated thereunder ("Section 162(m)"). Under
Section 162(m), a publicly-held corporation, like Centura, is denied a federal income tax deduction for compensation paid to its chief executive officer or any of its four other highest paid executives to the extent the annual compensation paid to any such person exceeds $1 million. An exception is provided, however, for certain "performance-based" compensation, including stock options and stock rights meeting certain requirements that have an exercise price at least equal to the fair market value of the underlying shares on the date of grant.

     Although the salaries and bonuses Centura has traditionally paid to its executives have not approached the $1 million threshold for Section 162(m) purposes (see "EXECUTIVE COMPENSATION"), such limit was exceeded in 1995 with respect to the amounts paid under Mr. Mauldin's compensation package and could be exceeded at some point in the future if the value of stock options issued to Centura executives, which depends on the fluctuating market value of the Centura Common Stock, is included in the compensation determination for Section 162(m) purposes. Accordingly, Centura desires to be in a position to avail itself of the Section 162(m) exception for performance-based compensation to the extent available for stock options and/or stock rights issued under the Omnibus Plan. To do so, however, the Omnibus Plan must state the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee, which limit is disclosed to and approved by shareholders as required by Section 162(m). Accordingly, the proposed amendment to the Omnibus Plan set forth above is being submitted to shareholders of Centura for their approval at the Annual Meeting.

     As of February 28, 1997, 1,218,212 shares of Centura Common Stock have been issued pursuant to awards under the Omnibus Plan, 732,488 shares of Centura Common Stock are subject to outstanding awards under the Omnibus Plan, and

703,022 shares of Centura Common Stock (including shares available under the Evergreen Provision) are currently available for award under the Omnibus Plan. Of the 1,218,212 shares of Centura Common Stock which have been issued pursuant to awards under the Omnibus Plan, the following persons or groups have received awards in respect of shares of Centura Common Stock in the following amounts:
Mr. Mauldin, 244,987 shares; Mr. Sewell, 27,665 shares; Mr. Wilkerson, 15,147 shares; Mr. Pattillo, 15,260 shares; Mr. Landis, 14,980 shares; all current executive officers as a group, 318,039 shares; all current directors who are not executive officers as a group, no shares; all employees (other than executive officers), 900,173 shares. At February 28, 1997, the closing price of Centura Common Stock reported on the NYSE Composite Tape was $43.75 per share.

     For a more complete description of the features of the Omnibus Plan, including its terms, eligibility requirements, and amendment and termination procedures, see the description of the Omnibus Plan attached hereto as Appendix I and incorporated by reference herein.

     The affirmative vote of a majority of the shares of Centura Common Stock voted in person or by proxy at the Annual Meeting is necessary to approve the amendment to the Omnibus Plan. Votes may be cast FOR or AGAINST this proposal. Abstentions may also be specified on the proposal, will be counted as present for purposes of determining whether a quorum is present, but will have no effect on the vote. Under the rules of the NYSE, brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on this proposal. Under applicable North Carolina law, a broker non-vote will be counted as present for purposes of determining whether a quorum is present but will have no effect on the vote.

     The Board of Directors recommends that shareholders vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal unless shareholders specify otherwise.

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     From time to time, Centura Bank extends credit to executive officers and directors of Centura, members of their immediate families, and companies with which they are associated, in the ordinary course of their business. During 1996 and through January 31, 1997, the highest aggregate amount of such extensions of credit was approximately $23.9 million (approximately 5% of Centura's equity capital). At December 31, 1996, executive officers and directors, and their immediate families or related entities, as a group, were indebted to Centura Bank in the approximate aggregate amount of $23.4 million (approximately 5% of Centura's equity capital). All extensions of credit to executive officers and directors were made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated parties. These loans do not involve more than the normal risk of collectibility or present other unfavorable features. Centura Bank has had, and expects to have in the future, similar banking transactions with directors, executive officers, principal stockholders, and their associates.

     In November 1996, Centura acquired CLG, Inc., a technology leasing company headquartered in Raleigh, North Carolina ("CLG"). Prior to such acquisition, Centura Bank made payments to CLG during 1996 in the amount of $6,704,590 which amount was in excess of five percent of CLG's gross revenues through the date of acquisition by Centura. Dean E. Painter, Jr., a director of Centura, was the President and a principal shareholder of CLG prior to its acquisition by Centura. In addition, following its acquisition by Centura, CLG entered into a lease with Painter Properties, which is 100% owned by Mr. Painter, for CLG's main administrative office building in Raleigh, North Carolina, providing for total aggregate rental payments over the term of the lease of approximately $632,200.

     Centura Bank has entered into a lease with Cameron-Edenton Company for a drive-in bank facility in Edenton, North Carolina, which provides for total aggregate rental payments over the term of the lease of approximately $314,400. Charles M. (Terry) Reeves, III, a director of Centura, is a 50% partner in Cameron-Edenton Company.

     Centura Bank has entered into a lease with Wren Land Company for a drive-up banking facility and administrative offices in Wilson, North Carolina, which provides for total aggregate rental payments over the term of the lease of approximately $526,000. George T. Stronach III, a director of Centura, owns one-third of Wren Land Company.

     Charles T. Lane, a director of Centura, is a partner in the law firm of Poyner & Spruill, L.L.P., Centura's outside general counsel. During 1996, fees paid to Poyner & Spruill, L.L.P. by Centura for legal services were, in the aggregate, $1,397,307, which exceeded five percent of Poyner & Spruill, L.L.P.'s gross revenues.

     O. Tracy Parks, III, a director of Centura, is a partner in the law firm Parks, Pate & Scarborough, L. L. P. and was, for a portion of 1996, a partner in the law firm of Brown & Robbins, L.L.P., both of which firms performed legal services for

Centura Bank during 1996. During 1996, fees paid to Parks, Pate & Scarborough, L.L.P., and Brown & Robbins, L.L.P. respectively by Centura Bank for legal services did not exceed five percent of either firm's respective gross revenues.

                             SELECTION OF AUDITORS

     KPMG Peat Marwick LLP, Certified Public Accountants ("Peat Marwick"), serve as independent public accountants for the purpose of auditing Centura's consolidated financial statements for the year 1996. A representative of Peat Marwick is expected to be present at the Annual Meeting to answer questions concerning the financial statements presented and will be permitted to make a statement at the meeting.

                             SHAREHOLDER PROPOSALS

     It is anticipated that Centura will hold its 1998 annual meeting of shareholders in April 1998. Shareholders wishing to submit proposals for inclusion in the Centura proxy statement for the 1998 annual meeting must submit such proposals to the Secretary of Centura by November 12, 1997, in order to be considered for inclusion in the proxy materials for such meeting. The Board of Directors of Centura will review any shareholder proposal that is received by this date and will determine whether any such proposal should be included in the proxy solicitation materials for the 1998 annual meeting. Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet certain criteria established under the Exchange Act. Shareholders are urged to submit any such proposal to Centura by certified mail, return receipt requested.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors of Centura knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this proxy statement. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority upon the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                                      /s/ Cecil W. Sewell, Jr.
                                      CECIL W. SEWELL, JR.
                                      CHAIRMAN OF THE BOARD AND
                                      CHIEF EXECUTIVE OFFICER

By order of the Board of Directors
March 12, 1997

                                   APPENDIX I
                          DESCRIPTION OF OMNIBUS PLAN

     The Centura Banks, Inc. Omnibus Equity Compensation Plan (for purposes of this Appendix I, the "Plan") was adopted by the Board of Directors of Centura on November 20, 1990, and received shareholder approval on April 17, 1991. The Board of Directors of Centura amended and restated the Plan effective April 21, 1993, the date shareholders approved an amendment to the Plan increasing the aggregate number of shares of Centura Common Stock available for awards under the Plan. On February 19, 1997, the Board of Directors of Centura approved and adopted an amendment to the Plan to add an individual participant limitation on the amount of certain awards available under the Plan, subject to shareholder approval, and authorized the submission of such amendment to shareholders of Centura for their approval at the Annual Meeting. On that date, the Board of Directors also adopted a number of additional amendments, not subject to shareholder approval, and restated the Plan, all effective on April 16, 1997, the date of the Annual Meeting. These additional amendments are included in the following description of the Plan but will not be submitted for approval by shareholders at the Annual Meeting.

     The following is a description of the material features of the Plan, as amended and restated effective April 16, 1997, and the federal income tax consequences to participants under the Plan. This description is merely a summary of some of the terms and provisions of the Plan, is not intended to be a complete description of the Plan, and is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained, without charge, upon written or oral request, by contacting Frank L. Pattillo, Group Executive Officer, Centura Banks, Inc., 134 North Church Street, Rocky Mount, North Carolina 27804, telephone (919) 977-4400.

DESCRIPTION OF PLAN

     NATURE AND PURPOSE. The Plan allows the grant of a number of different types of equity-based compensation vehicles under a single plan. Awards under the Plan may be made to participants in the form of incentive stock options, non-qualified stock options, discounted stock options, restricted stock, stock appreciation rights, phantom stock, stock awards, performance shares, deferred stock, other stock-based awards, and other forms of equity-based compensation. The Plan is designed for the benefit of the directors, executives, and key employees of Centura and the Centura Subsidiaries, to attract and retain for Centura and the Centura Subsidiaries personnel of exceptional ability, to motivate such personnel through added incentives to make a maximum contribution to greater profitability, to develop and maintain a highly competent management team, and to be competitive with other companies with respect to executive compensation.

     ADMINISTRATION. The Plan is administered by the Compensation Committee (for purposes of this Appendix I, the "Committee") of the Board of Directors of Centura. The Committee has the exclusive right to interpret, construe, and administer the Plan and to select the persons eligible to receive awards under the Plan. The Committee will determine the number of stock options, stock rights, shares of stock, or performance shares subject to an award and the form, terms, conditions, and duration of each award.

     SECURITIES TO BE OFFERED. Centura is authorized to issue up to 1,500,000 shares of Centura Common Stock under the Plan, plus such additional number of shares attributable to increases in the number of outstanding shares of Centura Common Stock as described below. The Centura Common Stock subject to an award under the Plan will be made available from the authorized and unissued shares of Centura Common Stock. If in the future the number of outstanding shares of Centura Common Stock increases above the number of shares of Centura Common Stock outstanding on November 20, 1990 (other than an increase due to awards under the Plan or any other similar plan), then 4% of any such increase will be added to the 1,500,000 shares otherwise available for issuance under the Plan. As of December 31, 1996, approximately 395,349 additional shares of Centura Common Stock were available for awards under the Plan pursuant to this provision. The amount available for awards under the Plan may also be increased by proportionate and equitable adjustments to be made by the Committee in the event of a reorganization, recapitalization, stock split-up, stock dividend, merger, consolidation, sale of assets, or certain other similar events affecting Centura and/or the Centura Subsidiaries. Within the aggregate limits on the amount of shares available for awards under the Plan, an employee will be limited in the amount of stock options and/or stock rights that may be granted to such employee under the Plan each calendar year. To the extent required by
Section 162(m) of the Code and the regulations thereunder, an employee will be limited to stock options and/or stock rights each calendar year representing up to 50,000 shares of Centura Common Stock. If an employee receives awards for less than this amount (or for no amount) during a calendar year, the difference will be carried forward and added to the maximum award limits for future years. This individual participant limitation is being submitted for approval by shareholders at the Annual Meeting.

     ELIGIBLE PARTICIPANTS. Eligible participants under the Plan include any director, executive, or key employee of Centura or the Centura Subsidiaries as determined by the Committee. Centura presently estimates that the number of persons eligible to participate under the Plan is approximately 300 persons. The Committee has the exclusive right to select the persons who are eligible to receive awards under the Plan.

     TYPES OF AWARDS. The Committee is provided broad discretion under the Plan to determine the terms and conditions of the various types of awards that may be made under the Plan. The various forms of awards that may be made to participants under the Plan are described below.

     INCENTIVE STOCK OPTIONS. Centura may grant tax-favored incentive stock options ("ISOs") to eligible participants under the Plan who are executives or key employees of Centura or the Centura Subsidiaries selected by the Committee. ISOs may be granted at such time or times determined by the Committee until November 20, 2000, subject to certain conditions. The exercise price of an ISO may not be less than 100% of the fair market value of the Centura Common Stock at the time the ISO is granted. An ISO and any related stock right, if any, granted under the Plan must be exercised in whole or in part from time to time within 10 years from the date of grant, or such shorter period as specified by the Committee in the award. Upon a termination of employment of the optionee with Centura or the Centura Subsidiaries, the period of time during which an ISO or related stock right remains exercisable will be restricted. The aggregate fair market value of the shares of Centura Common Stock with respect to which ISOs are first exercisable during any calendar year by an eligible participant may not exceed $100,000. Under certain circumstances, the amount of an option granted in excess of the foregoing limitation will be treated as a non-qualified stock option. ISOs may not be granted under the Plan to any eligible participant who, at the time of the option grant, owns stock possessing more than 10% of the voting power of Centura, unless at the time of the grant the option price is at least 110% of the fair market value of the stock subject to the ISO and the option, by its terms, is not exercisable after the expiration of five years from the date of the grant. Subject to the limitation on the maximum number of shares of Centura Common Stock that may be issuable pursuant to the Plan as discussed under "Securities to be Offered" above, the number of shares of Centura Common Stock that may be subject to ISO awards under the Plan cannot exceed 100,000 shares.

     NON-QUALIFIED STOCK OPTIONS. Centura may also grant non-qualified stock options ("NQSOs") to purchase shares of Centura Common Stock to eligible participants under the Plan at such time or times determined by the Committee. These stock options will not be eligible for the favorable tax treatment available to ISOs. The exercise price of a NQSO will be as established by the Committee in the agreement evidencing the award. Such exercise price may be less than 100% of the fair market value at the time of grant. A NQSO and any related stock right granted under the Plan will be exercisable in full or in part from time to time as specified by the Committee or in the award agreement. Upon termination of employment, the period of time during which the NQSO and any related stock right may be exercisable will be restricted. A NQSO may also be subject to such other terms and conditions, not inconsistent with the Plan, as determined by the Committee and specified in the award agreement.

     STOCK APPRECIATION RIGHTS. Centura may grant stock appreciation rights ("SARs") to eligible participants under the Plan either in connection with an ISO or a NQSO or independent of any related stock option. A SAR is a stock right that provides for an amount payable in shares of Centura Common Stock and/or cash, as determined by the Committee, equal to the excess of the fair market value of a share of Centura Common Stock on the date the stock right is exercised over the price at which a participant could exercise a related stock option to purchase the share of Centura Common Stock. Any SAR granted under the Plan in conjunction with a stock option will be subject to the same terms and conditions as the related stock option, including limits on transferability, and will be exercisable only to the extent the stock option is exercisable. If the related stock option terminates or lapses, the SAR will also terminate or lapse. Upon exercise of a SAR, the number of shares of Centura Common Stock subject to exercise under any related stock option will be reduced automatically by the number of shares of Centura Common Stock represented by the related stock option (or portion thereof) that is surrendered. The Committee is also empowered under the Plan, in its sole discretion, to grant limited stock appreciation rights ("Limited SARs"), which will become exercisable only upon a change in control and/or a potential change in control of Centura, as defined in the Plan, and may be settled only in cash. See "Effects of Change in Control" below.

     INCIDENTS OF STOCK OPTIONS AND STOCK RIGHTS. Each stock option (ISO or
NQSO) and stock right (SAR or Limited SAR) granted under the Plan will be subject to such terms and conditions, including employment requirements, not inconsistent with the Plan, as may be determined by the Committee. An ISO or related stock right under the Plan will not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by the participant or his or her guardian or legal representative. A NQSO or related stock right will be subject to the same transferability and exercisability restrictions unless otherwise determined by the Committee, in its sole discretion.

The Committee is also authorized to amend outstanding NQSOs and related stock rights to provide for their transferability. The purchase price for shares of Centura Common Stock upon exercise of a stock option under the Plan will be payable in such amounts, at such times, and upon such terms as will be determined by the Committee, subject to any limitations set forth in the award agreement. The Committee may establish payment terms for the exercise of stock options that permit the participant to deliver shares of Centura Common Stock with a fair market value equal to the stock option exercise price as payment upon exercise of a stock option. No cash dividends will be paid on shares of Centura Common Stock subject to unexercised stock options under the Plan. The Committee, however, may, in its discretion, provide for the payment of "dividend equivalents" on shares of Centura Common Stock subject to an exercisable stock option under the Plan. The Committee may also, in its discretion, authorize payment of "interest equivalents" on dividend equivalents under the Plan.

     RESTRICTED STOCK. Restricted stock awards may be made to participants under the Plan as an incentive for the performance of future services that will contribute materially to the successful operation of Centura and the Centura Subsidiaries. A restricted stock award will be an award of Centura Common Stock issued with the restriction that the holder may not sell, transfer, pledge, or assign such stock and with such other restrictions as the Committee, in its sole discretion, may impose, including, without limitation, a restriction on the right to vote such shares and the right to receive cash dividends. In addition to determining the applicable restrictions on restricted stock, which may include service or performance restrictions, the Committee may also in its discretion determine the purchase price, if any, to be paid for such restricted stock, the length of the time during which the restrictions will apply, and whether dividends and other distributions on the restricted stock will be paid currently to the participant or withheld for the account of the participant. Upon termination of a participant's employment with Centura or a Centura Subsidiary prior to the lapse of restrictions, all shares of restricted stock then held by the participant will be forfeited, unless otherwise provided in the award agreement or determined by the Committee.

     DEFERRED STOCK. The Plan also empowers Centura to issue shares of deferred stock to eligible participants. The Committee is empowered to determine the individuals to whom, and the time or times at which, awards of deferred stock may be made, the number of shares to be awarded, the price (if any) to be paid for the deferred stock, the time or times within which such awards may be subject to forfeiture, whether shares of deferred stock will accrue cash dividend equivalents, and all other conditions of the deferred stock awards. The Committee may also condition awards of deferred stock upon the attainment of specified performance goals or such other factors or criteria as the Committee may determine. Deferred stock awards generally may not be sold, transferred, pledged, assigned, or otherwise encumbered during the deferral period, as specified by the Committee. Upon the expiration of the deferral period, certificates for shares of Centura Common Stock will be delivered to the participant representing the number of shares of Centura Common Stock covered by the deferred stock award. Upon termination of employment of a recipient of a deferred stock award with Centura or the Centura Subsidiaries, the deferred stock covered by an award will be forfeited by the participant, unless otherwise provided in the Plan or the applicable award agreement.

     STOCK AWARDS. Centura may grant an award of Centura Common Stock to eligible participants under the Plan in payment of compensation that has been earned or as compensation to be earned, including, without limitation, compensation awarded concurrently with or prior to the grant of the stock award. Shares of Centura Common Stock subject to a stock award may be issued to the participant at the time the award is granted, or at any time subsequent thereto, or in installments from time to time, as determined by the Committee. A stock award will be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the stock award or the shares of Centura Common Stock issued pursuant thereto, as determined by the Committee.

     PERFORMANCE SHARES. Awards of performance shares may be made to eligible participants under the Plan as an incentive for the performance of future services that will contribute materially to the successful operation of Centura and the Centura Subsidiaries. A performance share under the Plan will be an award of a unit valued by reference to a designated number of shares of Centura Common Stock, which value may be paid to the participant by the delivery of such cash, Centura Common Stock, or any combination thereof as determined by the Committee, upon achievement of such performance objectives during the applicable performance period as the Committee may establish at the time of the award grant or thereafter. The Committee in its sole discretion may determine the participants to whom awards of performance shares will be made, the performance period, and/or the performance objectives applicable to such awards, the form of settlement of a performance share, and any other terms and conditions of such awards.

     OTHER STOCK-BASED AWARDS. The Plan also authorizes the grant of other awards of Centura Common Stock and other awards that are valued in whole or in part by reference to, or otherwise based on, Centura Common Stock. These other stock-based awards will include, without limitation, convertible preferred stock, convertible debentures, exchangeable securities, phantom stock, and stock award options valued by reference to book value or subsidiary performance. The Committee in its sole discretion is empowered to determine the participants eligible to receive other stock-based awards, the time or times at which such awards may be made, the number of shares of Centura Common Stock subject to such awards, and all other terms and conditions of such awards. Shares of Centura Common Stock subject to other stock-based awards may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

     EFFECTS OF CHANGE IN CONTROL. The Committee is granted broad discretion under the Plan to deal with awards under the Plan in the event of a change in control or a potential change in control of Centura, as defined in the Plan. Under such circumstances, the Committee will be authorized to take such action as it determines to be necessary or advisable, and fair and equitable to participants, with respect to awards under the Plan. The Committee's action may include, without limitation, establishing, amending, or waiving the forms, terms, conditions, and duration of an award and the award agreement, so as to provide for earlier, later, extended, or additional times for exercise or payments, differing methods for calculating payments, alternate forms and amounts of payment, and accelerated release of restrictions, or other modifications, all as more fully described in the Plan. The Plan also allows the Committee in its sole discretion to grant Limited SARs, which become exercisable only in the event of a change in control and/or a potential change in control of Centura, subject to such terms and conditions as the Committee, in its sole discretion, may specify at grant. Limited SARs will be settled solely in cash. A Limited SAR will entitle the holder of the related stock option to surrender such stock option, or any portion thereof, to the extent unexercised, and to receive a cash payment equal to the difference between the SAR fair market value (at the date of surrender) of a share of Centura Common Stock for which the surrendered stock option or portion thereof is then exercisable, and the price at which a participant could exercise a related stock option to purchase the share of Centura Common Stock. For these purposes, the "SAR fair market value" means a value established by the Committee for the exercise of a SAR or Limited SAR.

     AMENDMENT AND TERMINATION. The Plan will continue in effect until terminated by Centura as provided in the Plan. Centura may amend or terminate the Plan as may be necessary or desirable to implement or discontinue the Plan or any provision thereof. No amendment to the Plan may be made without approval by Centura's shareholders that would make certain changes, including altering the group of persons eligible to participate in the Plan, increasing the maximum number of shares of Centura Common Stock available for awards under the Plan (except as otherwise provided thereunder), limiting or restricting the powers of the Committee in administering the Plan, or making certain changes with respect to ISOs under the Plan. No amendment to or discontinuation of the Plan or any provision thereof may adversely affect any award previously granted to a participant under the Plan, without the written consent of such participant.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the federal income tax treatment under the Code of stock options, stock rights, and other stock awards under the Plan as of the date of the proxy statement of which this Appendix I is made a part. The federal income tax laws pertaining to the Plan are highly technical, and such laws are subject to change at any time. The following summary is not intended to be exhaustive and does not discuss any state and local taxes that may be associated with participation under the Plan.

     QUALIFIED OPTIONS. In general, no taxable income will be recognized by an optionee, and no tax deduction will be allowed to Centura, upon the grant or exercise of an ISO. The difference between the option price and the fair market value of the shares upon exercise, however, will be a preference item subject to the federal alternative minimum tax. If the optionee makes a "disqualifying disposition" of the shares of Centura Common Stock acquired through the exercise of an ISO before the later to occur of (1) two years from the date of the grant of the ISO, or (2) one year after the date of the transfer of the shares to him (the "Holding Period"), the optionee must include as ordinary income the gain realized on that disposition to the extent of the lesser of (1) the fair market value of the Centura Common Stock on the date of exercise of the ISO minus the option price, or (2) the amount realized on the disposition minus the option price. Upon the occurrence of a "disqualifying disposition," Centura will be entitled to deduct, as compensation paid, the amount so included in income by the optionee. If the optionee has held the shares for the requisite Holding Period prior to the disposition, the optionee will be taxed according to the rules of sales and exchanges generally, and Centura will not be entitled to a tax deduction by reason of the disposition. An optionee who exercises an option under the Plan may be allowed to pay for his shares with cash or with shares of Centura Common Stock, including shares acquired in a prior ISO exercise. Generally, such payment would not give rise to recognition by the optionee of gain or loss. If, however, an optionee exercises an option and pays for the shares upon exercise with shares that the optionee acquired in a prior ISO exercise and has not held for the requisite Holding Period, the optionee will be taxed on the disposition of the shares acquired in the prior ISO exercise as if a "disqualifying disposition" of those shares had occurred.

     NON-QUALIFIED OPTIONS. An optionee granted a NQSO realizes no taxable income upon receipt of the NQSO, but is deemed to have realized ordinary taxable income equal to the excess of the fair market value of the stock acquired at the time of the exercise of the NQSO, over the option price paid, unless at the time of exercise the stock remains subject to a "substantial risk of forfeiture" as defined in Section 83 of the Code. Whether an optionee who exercises a NQSO under the Plan will acquire the stock subject to such risk will depend upon the terms of the NQSO award as determined by the Committee and set forth in the agreement evidencing the award. For a discussion of the income tax treatment when a participant acquires Centura Common Stock subject to a "substantial risk of forfeiture," see "Restricted Stock" below. Centura is required for federal income tax purposes to withhold tax on the amount of income realized by the optionee in the transaction. In general, when a NQSO is exercised by the exchange of previously acquired stock, the optionee receives a tax-free exchange and basis carryover for old shares for an equivalent number of new shares. The basis for any additional shares will equal the sum of the amount included in gross income by reason of the exercise of the NQSO, plus any amount of cash paid by the optionee upon the exercise of the NQSO. Centura will be entitled to a deduction for federal income tax purposes in the year the optionee must report the income in an amount equal to the ordinary income realized by the optionee as a result of exercise of his NQSO. Some variations on the federal income tax consequences described above may occur with respect to NQSOs that may be granted with transferability provisions authorized by the Committee and included in an award agreement.

     STOCK RIGHTS. The grant of a stock right to a participant under the Plan will not require a recognition of taxable income. Upon the exercise of a stock right, however, payments received by the participant will be included in that participant's income as compensation in that year. If payment is made in cash, that amount of cash must be recognized as income. If the stock right is paid in Centura Common Stock, income will be recognized in the amount of the fair market value of the Centura Common Stock. Centura will be entitled to a deduction for compensation in an equal amount, to be recognized in its taxable year in which the participant's taxable year of income inclusion ends (subject to applicable withholding requirements).

     RESTRICTED STOCK. A recipient of restricted stock (or any other stock award under the Plan that is subject to a "substantial risk of forfeiture") generally will be subject to tax at ordinary income rates on the excess of the fair market value of the restricted stock (or other stock award) at such time the stock is no longer subject to forfeiture and restrictions on transfer for purposes of
Section 83 of the Code over the purchase price, if any, of such restricted stock (or other stock award). However, a recipient who so elects under Section 83(b) within 30 days of the date of transfer of the shares will have ordinary taxable income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted stock (or other stock award). Centura will be entitled to a deduction for federal income tax purposes in the year the participant must report the income in an amount equal to the ordinary income realized by the participant as a result of the restricted stock or other stock award (subject to applicable withholding requirements).

     DEFERRED STOCK. The recipient of a deferred stock award under the Plan will generally be subject to tax at ordinary income rates on the fair market value of the deferred unrestricted stock on the date that such stock is transferred to the participant under the award. Centura will be entitled to a deduction for federal income tax purposes in the year the participant must report the income in an amount equal to the ordinary income realized by the participant as a result of the deferred stock award (subject to applicable withholding requirements).

     STOCK AWARDS. Unrestricted awards of Centura Common Stock will be taxable to the participant and deductible by Centura at the time of the award in an amount equal to the fair market value of the shares at that time. If the shares are subject to forfeitability and nontransferability restrictions, the federal income tax consequences will be as described under "Restricted Stock" above. Centura will be entitled to a deduction for federal income tax purposes in the year the participant must report the income in an amount equal to the ordinary income realized by the participant as a result of the stock award (subject to applicable withholding requirements).

     PERFORMANCE SHARES. A participant granted an award of performance shares will not recognize income at the time of grant but generally will recognize ordinary income when the award is settled (either at the conclusion of the performance period or at the end of the deferral period elected by a participant). The amount of ordinary income recognized will be equal to the sum of the cash received, if any, plus the then fair market value of the shares of Centura Common Stock received. Centura will be entitled to a deduction for federal income tax purposes in the year the participant must report the income in an amount equal to the ordinary income realized by the participant as a result of the performance share award (subject to applicable withholding requirements).

     PAYMENTS UPON CHANGE IN CONTROL. The Plan authorizes the acceleration of payment of awards and related shares of Centura Common Stock in the event of a change in control or potential change in control of Centura, as defined in the Plan. Such acceleration of payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Code, which may subject the recipient thereof to a 20% excise tax and which may not be deductible by Centura.